EXHIBIT 22.1

Subsidiaries of Cathay General Bancorp	State of Incorporation
Cathay Bank	California

Cathay Capital Trust I	Delaware

Cathay Capital Trust II	Delaware

Cathay Statutory Trust I	Connecticut

GBC Venture Capital, Inc.	California

Subsidiaries of Cathay Bank
Cathay Investment Company	California

Cathay Real Estate Investment Trust	Maryland

GBC Investment & Consulting Company, Inc.	California

GBC Insurance Services, Inc.	California

GBC Leasing Company, Inc.	California

GBC Real Estate Investments, Inc.	California

GBC Trade Services, Asia Limited	Hong Kong

GB Capital Trust II	Maryland